UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2014

HARBINGER GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware	1-4219	74-1339132
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 Park Avenue, 30th Floor, New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (212) 906-8555
Former name or former address, if changed since last report.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 11, 2014, Harbinger Group Inc. (the “Company”) entered into amended and restated the employment agreements (as amended and restated, the “Employment Agreements”) with Omar Asali, President of the Company, Thomas Williams, Executive Vice President and Chief Financial Officer of the Company, and David M. Maura, Executive Vice President and Managing Director of the Company.  Capitalized terms used but not defined shall have the meaning set forth in the respective Employment Agreement.

Each Employment Agreement has a one year term, automatically renewing each October 1, subject to earlier termination in accordance with the Employment Agreement. Each Executive’s annual base salary is $500,000 and each Executive is entitled to participate in the Company’s annual bonus plan.  Each Executive previously received an initial equity grant of stock options and restricted stock (“Initial Equity Award”), in connection with each Executive’s entry into his original employment agreement.  Pursuant to the Employment Agreements, if the Company terminates the Executive’s employment without Cause or if the Executive terminates his employment for Good Reason or by reason of death or Disability, then the Initial Equity Award shall vest on the dates it would otherwise have vested (and the restrictions on the restricted stock will lapse) had Executive’s employment continued.

If during the term of an Employment Agreement, the Company terminates the Executive’s employment without Cause or if the Executive  terminates his employment for Good Reason, subject to the Executive executing a general release of claims in favor of the Company, the Company is required to pay or provide the Executive with (i) his base salary for twelve months in continuing installments, (ii) the Initial Equity Grant shall vest as set forth above, (iii) vesting of 100% of the unpaid deferred cash portion, if any,  of annual bonuses awarded for years prior to the year of termination, with payment on the same scheduled payment dates (provided that the deferral shall not be for more than four years) and vesting of 100% of the unvested equity portion, if any, of annual bonuses awarded for years prior to the year of termination, with such vesting to occur on the same dates that such equity would otherwise vest had the Executive continued to be an active employee of the Company, (iv) eligibility to receive a pro-rata annual bonus for the year of termination, based on achievement of performance determined in accordance with the Employment Agreement, provided that the cash portion of such bonus shall be paid and the equity portion of such bonus shall be granted in the same proportion of cash and equity that are granted to other Company executives, and 50% of such amounts shall be paid within 74 days after the end of the fiscal year and the remaining 50% shall be paid on the first anniversary of such date and (vi) COBRA reimbursement for a period of up to twelve (12) months period (collectively, the “Severance”).

In addition, if the Company terminates the Executive’s employment without Cause or if the Executive terminates his employment for Good Reason, in each case during the period beginning sixty days prior to a Change in Control (or, if earlier, upon the signing of a definitive agreement to enter into a Change in Control that actually results in a Change in Control) and ending upon the first anniversary of such Change in Control, then in lieu of the Severance the Company shall pay or provide the Executive with (i) the sum of two times (x) his base salary and (y) the greater of (A) Target Variable Compensation or (B) $2,500,000, payable in installments over 24 months, (ii) the Initial Equity Grant shall vest as set forth above, (iii) vesting of 100% any unvested equity for annual bonuses awarded prior to the year of termination, (iv) 100% vesting of the unpaid deferred cash portion, if any of annual bonuses awarded for years prior to the year of termination, with payment within 74 days after the Change in Control or cessation of employment (unless Section 409A requires payment on the original payment dates), (v) eligibility for a pro rata annual bonus for the year of termination, based on achievement of performance determined in accordance with the employment agreement, provided that 50% of such amounts shall be paid in cash within 74 days after the end of the fiscal year and the remaining 50% shall be paid in cash on the first anniversary of such date, (vi) outplacement service and (vii) COBRA reimbursement for 18 months or less.

In each case, any severance payments or vesting of equity is subject to the Executive’s execution of a general release of claims in favor of the Company.

In addition, upon termination of employment, the Company shall pay the Executives any accrued but unpaid base salary and vacation time and any properly incurred but unreimbursed business expenses.

The Executives are also subject to certain non-competition restrictions for six (6) months post termination of employment and certain non-solicitation restrictions for eighteen (18) months post termination of employment, a four year post employment cooperation provision and a mutual nondisparagement covenant.  Among other things, the Employment Agreements also revised the definition of Cause and Good Reason.

The foregoing summary of the Employment Agreements does not purport to be complete and is qualified in its entirety by reference to their text, copies of which are attached hereto as Exhibits 10.1, 10.2 and 10.3 and is incorporated herein by reference. Interested parties should read those documents in their entirety.

Item 9.01	Financial Statements and Exhibits.

(a) Not applicable.
(b) Not applicable.
(c) Not applicable.
(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement, dated February 11, 2014, by and between Omar Asali and the Company
10.2	Employment Agreement, dated February 11, 2014, by and between David Maura and the Company
10.3	Employment Agreement, dated February 11, 2014, by and between Thomas Williams and the Company

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

HARBINGER GROUP INC.

By:	/s/ Ehsan Zargar
Name:	Ehsan Zargar
Title:	Senior Vice President, Deputy General Counsel & Corporate Secretary

Dated: February 14, 2014

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